CONSENT TO WAIVE

                  NOTICE OF FIRST MEETING OF BOARD OF DIRECTORS

                                       OF

                             Sphinx Industries, Inc.

                              A Nevada Corporation



It is hereby consented by a majority of the Board of Directors that notice be waived and the first meeting of the Board of Directors be held on March 20, 1997, 9:00 a.m. in Las Vegas, Nevada.





It is consented that any and all lawful business may be transacted at such meeting or adjournment.





Dated as March 20, 1997





                           original signature on file
                           --------------------------
                                    Director